AMENDMENT 2 TO JOINT EXPLORATION AGREEMENT

THIS SECOND AMENDMENT (“Second Amendment”) to that certain Joint Exploration Agreement (“JEA”) dated March 30, 2007 by and between MorMeg, LLC, a Kansas limited liability company, referred to herein as “MorMeg,” and EnerJex Resources, Inc., a Nevada corporation, referred to herein as ”EnerJex” is effective as of March 20, 2008. MorMeg and EnerJex are jointly referred to herein as “the parties”.

RECITALS

A.     Pursuant to Section C and D1 of the JEA, EnerJex was to provide $4,000,000 in funding toward the development of Black Oaks (the “Minimum Funding”);

B.         Pursuant to Section D.5. of the JEA, following the Minimum Funding, EnerJex was required to, within a reasonable length of time, secure and contribute additional funding so as not to cause more than thirty (30) days delay of project activities due to lack of funding to develop Black Oaks; and

C.         Pursuant to Section D.6, of the JEA, EnerJex was granted an eighteen (18) month option to elect to participate in the Nickel Town prospect.

D.	MorMeg and EnerJex desire to amend the JEA.

NOW, THEREFORE, for and in consideration of the foregoing, and of the mutual covenants, agreements, undertakings, representations and warranties contained herein, the parties hereto agree as follows:

1.         The Parties hereby agree and acknowledge that the Minimum Funding has been completed by EnerJex in full.

2.         Section D5, D5A, and D5B, of the JEA are hereby amended and restated in their entirety as follows:

5.

Notwithstanding anything to the contrary herein or elsewhere, EnerJex will have until September 1, 2008 (the “Additional Capital Deadline”) to contribute additional capital towards the development of Black Oak, and within a reasonable length of time thereafter, secure and contribute additional funding so as not to cause more than thirty (30) days delay of project activities due to lack of funding to complete the project. The Additional Capital Deadline shall be extended for up to an additional ninety (90) days so long as EnerJex has filed, with the Securities and Exchange Commission, a registration statement on Form S-1 or such other applicable form under the Securities Act of 1933, as amended, providing for the public offering of its common stock. In the event EnerJex is not successful in obtaining additional funding, or all funding, to complete the Black Oaks development described in

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Section 6, MorMeg may cancel and declare the JEA of no force and effect from the point of cancellation forward. In the event of cancellation of the JEA by MorMeg, the following procedure and formula will be used to distribute the ownership and pay the debts of the project.

A.

The project revenues from whatever source will be used to repay all debt associated with the project, including without limitation any loan or debt incurred by EnerJex to obtain funding for the Black Oaks project.

B.

When the project debt is paid, the working interest of the individual leases within the Black Oaks block will be assigned to EnerJex Kansas in the undivided interest that the total EnerJex investment bears to the total of that investment plus the pre-project commencement value stated in paragraph 2 of the Recitals, with the remaining undivided interest (which shall not be a carried interest) being assigned to MorMeg. The parties agree to reassign working interest if necessary to redistribute the working interest according to the above formula.

3.	Section D.6 of the JEA is hereby amended and restated in their entirety as follows:

6.

It is agreed that all the joint exploration activities and resources will be dedicated to the Black Oaks project until such time as the parties jointly agree, in writing, that the Black Oaks Field is fully developed or, under good industry practices, it is uneconomical to fund additional development of the Black Oaks Field (“Black Oaks Completion”). Each party shall be reasonable in making such determination of the Black Oaks Completion. EnerJex shall be granted a nine (9) month option to participate in the “Nickel Town” prospect as described in the “Letter Agreement” and its exhibits dated September 26th, 2006. Should EnerJex elect to participate in the Nickel Town prospect, it will have the option of negotiating new operating and other governing agreements with MorMeg. Said nine (9) month option period shall commence on the Black Oaks Field Completion is determined in finality.

4.	In the event of a conflict between this Second Amendment and the JEA and any amendments thereto, this Second Amendment shall supersede prevail to the extent of such conflict.
5.

Other than as specifically provided in this Second Amendment, all other provisions of the JEA shall remain in full force and effect. This Second Amendment constituting the sole and entire agreement between the parties as to the matters contained herein, and supersedes any and all conversations, letters and other communications which may have been disseminated by the parties relating to the subject matter hereof, all of which are void and of no effect.

6.	Any capitalized terms not defined herein have the meaning set forth in the JEA.

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7.

This Second Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and the parties hereto may execute this Second Amendment by signing any such counterpart.

8.

The parties hereby agree to take or cause to be taken such action, and to do and perform all such other acts and things as are necessary, advisable or appropriate to carry out the intent and terms of this Second Amendment

IN WITNESS WHEREOF, the parties have executed this Second Amendment as of the date first above written.

MorMeg:

MorMeg, LLC, a Kansas limited liability company

By: /s/ Mark Haas
Name: Mark Haas
Title: Managing Member

EnerJex:

EnerJex Resources, Inc., a Nevada corporation

By: /s/ Steve Cochennet
Name: Steve Cochennet
Title: Chief Executive Officer

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